OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obliga-tions may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     KUTTNER        LUDWIG
     ESTOUTEVILLE FARM
     KEENE     VA   22946

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     March 1998

5. If Amendment, Date of original (Mo./Yr.)
     -

6. Relationship of Reporting Person to Issuer
     Director / Officer / 10% OWNER
     CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security
     Common Stock, par value $0.10 per share

2. Transaction Date (Mo./Day/Yr.)
     03/24/98

3. Transaction Code          Code           V
                             ----          ---
                               I

4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)    Price
     ------     --------     -----
       169          A       $18.7500

5. Amount of Securities Beneficially Owned at End of Month
     567,749

6. Ownership Form: Direct (D) or Indirect (I)
     D

7. Nature of Indirect Beneficial Ownership
     -

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
     a. Common Stock Purchase Plan for Directors and Executives
     b. Company Sponsored 401(k) Plan
     c. Incentive Stock Options (Right to Purchase)
2. Conversion or Exercise Price of Derivative Security
     a.  -
     b.  -
     c.  -
3. Transaction Date (Mo./Day/Yr.)
     a. 03/12/98
     b. 03/24/98
     c.    -
4. Transaction Code
     Code      V
     ----     ---
   a. T         -
      T         -
   b. I         -
   c. -         -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
   a.  19,650         -
          593         -
   b.    -          169 (4)
   c.    -            -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
   a.            -                         -
   b.            -                         -
   c.            -                         -
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                  19,650
                                           593
   b.     Common Stock                    (169)
   c.     Common Stock                      -
8. Price of Derivative Security
   a.     $14.8922
           16.8750
   b.      18.7500
   c.         -
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.     102,327
   b.      15,157
   c.     202,500
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D
   b.     D
   c.     D
11.Nature of Indirect Beneficial Ownership
   a.     (1)
   b.     (2)
   c.     (3)
--------------------------------------------------------------------------------
Explanation of Responses:
     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Shares held by Trustee of Hampshire Group, Limited 401(k)Plan.
     (3) Stock options granted under the Hampshire Group, Limited 1992 Stock Option Plan at an exercise price of $5.8125-$14.5000, exercisable for five years from date of vesting.
     (4) Represents shares distributed from 401(k) Plan due to contribution limitation.


/s/  Ludwig Kuttner                               April 1, 1998
-----------------------------                     -------------------
Signature of Reporting Person                     Date

OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obliga-tions may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     CLAYTON        CHARLES        W.
     320 STEPHEN KING DRIVE
     ANDERSON  SC   29621

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     March 1998

5. If Amendment, Date of original (Mo./Yr.)
     -

6. Relationship of Reporting Person to Issuer
     Officer
     CHIEF FINANCIAL OFFICER / SECRETARY AND TRESURER

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security
   a. Common Stock, par value $0.10 per share
   b. Common Stock, par value $0.10 per share
2. Transaction Date (Mo./Day/Yr.)
   a. 03/24/98
   b.    -
3. Transaction Code          Code           V
                             ----          ---
   a.                          I            -
   b.                          -            -
4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
   a.  171          A       $18.7500
   b.   -           -            -
5. Amount of Securities Beneficially Owned at End of Month
   a.     24,321
   b.      4,300
6. Ownership Form: Direct (D) or Indirect (I)
   a.     D
   b.     I
7. Nature of Indirect Beneficial Ownership
   a.     -
   b.     Held by Spouse

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
     a. Common Stock Purchase Plan for Directors and Executives
     b. Company Sponsored 401(k) Plan
     c. Incentive Stock Options (Right to Purchase)
2. Conversion or Exercise Price of Derivative Security
     a.  -
     b.  -
     c.  -
3. Transaction Date (Mo./Day/Yr.)
     a. 03/12/98
        03/31/98
     b. 03/24/98
     c.    -
4. Transaction Code
     Code      V
     ----     ---
   a. T         -
      T         -
   b. I         -
   c. -         -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
   a.   5,210        -
          230        -
   b.    -          171 (4)
   c.    -            -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
   a.            -                         -
   b.            -                         -
   c.            -                         -
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                   5,210
                                           230
   b.     Common Stock                    (171)
   c.     Common Stock                      -
8. Price of Derivative Security
   a.     $14.8922
           16.8750
   b.      18.7500
   c.         -
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.      34,082
   b.      14,616
   c.      35,046
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D
   b.     D
   c.     D
11.Nature of Indirect Beneficial Ownership
   a.     (1)
   b.     (2)
   c.     (3)
--------------------------------------------------------------------------------
Explanation of Responses:
     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Shares held by Trustee of Hampshire Group, Limited 401(k)Plan.
     (3) Incentive stock options granted under the Hampshire Group, Limited
         1992 Stock Option Plan at an exercise price of $5.8125-$11.0000, exercisable for five years from date of vesting.
     (4) Represents shares distributed from 401(k) Plan due to contribution limitation.


/s/  Charles W. Clayton                              April 1, 1998
-----------------------------                     -------------------
Signature of Reporting Person                     Date

OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obliga-tions may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     WARSAW         GENE
     16 PARKER AVENUE, APT. 1
     FT LEE    NJ   07024

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     March 1998

5. If Amendment, Date of original (Mo./Yr.)
     -

6. Relationship of Reporting Person to Issuer
     Officer / Director
     PRESIDENT (HAMPSHIRE DESIGNERS, INC.[SUBSIDIARY])

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security
   a. Common Stock, par value $0.10 per share
   b. Common Stock, par value $0.10 per share
2. Transaction Date (Mo./Day/Yr.)
   a.    -
   b.    -
3. Transaction Code          Code           V
                             ----          ---
   a.                          -            -
   b.                          -            -
4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
   a.   -           -            -
   b.   -           -            -
5. Amount of Securities Beneficially Owned at End of Month
   a.      1,000
   b.        200
6. Ownership Form: Direct (D) or Indirect (I)
   a.     D
   b.     I
7. Nature of Indirect Beneficial Ownership
   a.     -
   b.     Held in trust by Children

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
     a. Common Stock Purchase Plan for Directors and Executives
     b. Incentive Stock Options (Right to Purchase)
2. Conversion or Exercise Price of Derivative Security
     a.  -
     b.  -
3. Transaction Date (Mo./Day/Yr.)
     a. 03/12/98
     b.  -
4. Transaction Code
     Code      V
     ----     ---
   a. T         -
   b. -         -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
   a.   5,125        -
   b.    -           -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
   a.            -                         -
   b.            -                         -
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                   5,125
   b.     Common Stock                     -
8. Price of Derivative Security
   a.     $14.8922
   b.         -
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.      44,716
   b.      71,252
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D
   b.     D
11.Nature of Indirect Beneficial Ownership
   a.     (1)
   b.     (2)
--------------------------------------------------------------------------------
Explanation of Responses:
     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Incentive stock options granted under the Hampshire Group, Limited
         1992 Stock Option Plan at an exercise price of $5.8125-$7.5000, exercisable for five years from date of vesting.


/s/  Gene Warsaw                                   April 1, 1998
-----------------------------                     -------------------
Signature of Reporting Person                     Date

OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obliga-tions may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     HURLEY         H.        EDWARD
     500 BROWN ROAD
     ANDERSON  SC   29621

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     March 1998

5. If Amendment, Date of original (Mo./Yr.)
     -

6. Relationship of Reporting Person to Issuer
     Officer
     EXECUTIVE VICE PRESIDENT (HAMPSHIRE DESIGNERS, INC. [SUBSIDIARY])

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security
   a. Common Stock, par value $0.10 per share
   b. Common Stock, par value $0.10 per share
2. Transaction Date (Mo./Day/Yr.)
   a. 03/09/98
      03/09/98
3. Transaction Code          Code           V
                             ----          ---
   a.                          I            -
                               S            -
4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
   a. 16,818        A         5.8125
     (16,818)       D        19.0000
5. Amount of Securities Beneficially Owned at End of Month
   a.     300
6. Ownership Form: Direct (D) or Indirect (I)
   a.     D
7. Nature of Indirect Beneficial Ownership
   a.     -

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
     a. Common Stock Purchase Plan for Directors and Executives
     b. Incentive Stock Options (Right to Purchase)
2. Conversion or Exercise Price of Derivative Security
     a.  -
     b.  -
3. Transaction Date (Mo./Day/Yr.)
     a. 03/12/98
     b. 03/09/98
4. Transaction Code
     Code      V
     ----     ---
   a. T         -
   b. M         -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
   a.   1,276        -
   b.    -          (16,818)
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
   a.            -                         -
   b.            -                         -
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                   1,276
   b.     Common Stock                 (16,818)
8. Price of Derivative Security
   a.     $14.8922
   b.       5.8125
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.      13,790
   b.       5,250
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D
   b.     D
11.Nature of Indirect Beneficial Ownership
   a.     (1)
   b.     (2)
--------------------------------------------------------------------------------
Explanation of Responses:
     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Incentive stock options granted under the Hampshire Group, Limited
         1992 Stock Option Plan at an exercise price of $5.7500-$9.9000, exercisable for five years from date of vesting.


/s/  H. Edward Hurley                              April 1, 1998
-----------------------------                     -------------------
Signature of Reporting Person                     Date

OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obliga-tions may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     SPERRY    HARVEY    L.
     JEFFERSON GLEN FARM, BOX 72
     MALDEN BRIDGE  NY   12115

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     March 1998

5. If Amendment, Date of original (Mo./Yr.)
     -

6. Relationship of Reporting Person to Issuer
     Director

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security
   Common Stock, par value $0.10 per share
2. Transaction Date (Mo./Day/Yr.)
      -
3. Transaction Code          Code           V
                             ----          ---
                               -            -
4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
        -           -            -
5. Amount of Securities Beneficially Owned at End of Month
   13,545
6. Ownership Form: Direct (D) or Indirect (I)
   D
7. Nature of Indirect Beneficial Ownership
   -

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
   Common Stock Purchase Plan for Directors and Executives
2. Conversion or Exercise Price of Derivative Security
   -
3. Transaction Date (Mo./Day/Yr.)
   03/31/98
4. Transaction Code
     Code      V
     ----     ---
      T         -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
       351           -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
               -                         -
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
          Common Stock                   351
8. Price of Derivative Security
   $17.8125
9. Number of Derivative Securities Beneficially Owned at End of Month
   15,967
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   D
11.Nature of Indirect Beneficial Ownership
   (1)


--------------------------------------------------------------------------------
Explanation of Responses:

(1) Right to receive the issuer's Common Stock, $0.10 par value ("Common Stock") in lieu of directors fees pursuant to the Issuer's Common Stock Purchase Plan for Directors and Executies with Common stock distributed either upon temrination of the Director's services as a member of the Board of Directors of the Issuer, or on any specific anniversary of the last day of the applicable fiscal year at the election of the Director. Directors do not have voting or dispositive power over these shares until distribution of such shares. limitation.



/s/  Harvey L. Sperry                              April 1, 1998
-----------------------------                     -------------------
Signature of Reporting Person                     Date

OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obliga-tions may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     SCHULTE   FRITZ
     2423 PROVIDENCE ROAD SOUTH
     WAXHAW    NC   28173

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     March 1998

5. If Amendment, Date of original (Mo./Yr.)
     -

6. Relationship of Reporting Person to Issuer
     Officer
     PRESIDENT (HAMPSHIRE HOSIERY DIVISION)

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security
   -

2. Transaction Date (Mo./Day/Yr.)
   -

3. Transaction Code          Code           V
                             ----          ---
                               -            -
4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
        -           -            -
5. Amount of Securities Beneficially Owned at End of Month
   -

6. Ownership Form: Direct (D) or Indirect (I)
   -

7. Nature of Indirect Beneficial Ownership
   -

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
     a. Common Stock Purchase Plan for Directors and Executives
     b. Company Sponsored 401(k) Plan
     c. Incentive Stock Options (Right to Purchase)
2. Conversion or Exercise Price of Derivative Security
     a.  -
     b.  -
     c.  -
3. Transaction Date (Mo./Day/Yr.)
     a. 03/12/98
     b. -
     c. -
4. Transaction Code
     Code      V
     ----     ---
   a. T         -
   b. -         -
   c. -         -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
       ----         ----
   a.   33           -
   b.    -           -
   c.    -            -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
   a.            -                         -
   b.            -                         -
   c.            -                         -
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                   33
   b.     Common Stock                    -
   c.     Common Stock                    -
8. Price of Derivative Security
   a.     $14.8922
   b.      -
   c.      -
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.      2,671
   b.        375
   c.      7,500
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D
   b.     D
   c.     D
11.Nature of Indirect Beneficial Ownership
   a.     (1)
   b.     (2)
   c.     (3)
--------------------------------------------------------------------------------
Explanation of Responses:
     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Shares held by Trustee of Hampshire Group, Limited 401(k) Plan.
     (3) Incentive stock options granted under the Hampshire Group, Limited
         1992 Stock Option Plan at an exercise price of $5.8125-$11.0000, exercisable for five years from date of vesting.


/s/  Fritz Schulte                                  April 1, 1998
-----------------------------                     -------------------
Signature of Reporting Person                     Date

OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obliga-tions may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     WOODWORTH      PETER          W.
     702 MAIN ST.
     WINONA    MN   55987

2. Issuer Name and Ticker or Trading Symbol
     HAMPSHIRE GROUP, LIMITED (HAMP)

3. IRS or Social Security number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Mo./Yr.
     March 1998

5. If Amendment, Date of original (Mo./Yr.)
     -

6. Relationship of Reporting Person to Issuer
     Officer / Director
     PRESIDENT (WINONA KNITTING MILLS DIVISION [SUBSIDIARY OF HAMPSHIRE DESIGNERS INC])

Table 1-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security
   Common Stock, par value $0.10 per share

2. Transaction Date (Mo./Day/Yr.)
   03/12/98

3. Transaction Code          Code           V
                             ----          ---
                               P            -

4. Securities Acquired (A) or Disposed of (D)
     Amount    (A) or (D)     Price
     ------     --------    --------
      14,223       A            *

5. Amount of Securities Beneficially Owned at End of Month
   295,327

6. Ownership Form: Direct (D) or Indirect (I)
   D

7. Nature of Indirect Beneficial Ownership
   -

* Additional shares issued as contingent Purchase Price on merger.

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security
     a. Common Stock Purchase Plan for Directors and Executives
     b. Incentive Stock Options (Right to Purchase)
2. Conversion or Exercise Price of Derivative Security
     a.  -
     b.  -
3. Transaction Date (Mo./Day/Yr.)
     a. 03/12/98
     b. -
4. Transaction Code
     Code      V
     ----     ---
   a. T         -
   b. -         -
5. Number of Derivative Securities Acquired (A) or disposed of (D)
       (A)          (D)
       ----        -----
   a.   6,628        -
   b.    -           -
6. Date Exercisable and Expiration Date (Mo./Day/Yr.)
         Date Exercisable          Expiration Date
         ----------------          ---------------
   a.            -                         -
   b.            -                         -
7. Title and Amount of Underlying Securities
              Title                Amount or Number of Shares
              -----                --------------------------
   a.     Common Stock                   6,628
   b.     Common Stock                    -
8. Price of Derivative Security
   a.     $14.8922
   b.     -
9. Number of Derivative Securities Beneficially Owned at End of Month
   a.      6,628
   b.      3,000
10.Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   a.     D
   b.     D
11.Nature of Indirect Beneficial Ownership
   a.     (1)
   b.     (2)
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Explanation of Responses:

     (1) Right to receive common stock in lieu of executive salary and/or bonus; shares held in trust.
     (2) Incentive stock options granted under the Hampshire Group, Limited
         1992 Stock Option Plan at an exercise price of $5.8125-$11.0000, exercisable for five years from date of vesting.



/s/  Peter W. Woodworth                              April 1, 1998
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Signature of Reporting Person                     Date